Exhibit 99

Contact Info:    James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces First Quarter 2015 Net Income of $3.6 Million
LOWELL, MA-(GlobeNewswire)-(April 23, 2015) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announces net income for the three months ended March 31, 2015 of $3.6 million, an increase of $114 thousand, or 3%, compared to the same three-month period in 2014. Diluted earnings per share were $0.35 for both the three-month periods ended March 31, 2015 and March 31, 2014.

As previously announced on April 21, 2015, the Company declared a quarterly dividend of $0.125 per share to be paid on June 1, 2015 to shareholders of record as of May 11, 2015. The quarterly dividend represents a 4.2% increase over the 2014 dividend rate.

Chief Executive Officer Jack Clancy commented, “The increase in 2015 first quarter earnings compared to 2014 is largely driven by our growth over the last twelve months. This growth continues to be driven by the collective efforts and contributions of our dedicated Enterprise team, active community involvement, relationship building and a customer-focused mindset, market expansion, and ongoing enhancement of our state-of-the-art product and service offerings. Our comprehensive and progressive services include commercial lending, cash management, digital banking, wealth management, trust services, and insurance services. Strategically, our focus remains on organic growth and continually planning for and investing in our future.”
Mr. Clancy continued, “The March 2015 quarter included approximately $480 thousand in non-recurring expenses related to the redemption of $10.5 million of Trust Preferred Securities, which had a rate of 10.875%. During the quarter, we issued $15.0 million in Subordinated Notes, at a rate of 6.0% for the first 10 years, which in essence replaced the Trust Preferred Securities.  The net result of the issuance of the lower rate Subordinated Notes and the payoff of the Trust Preferred Securities is expected to result in a net cumulative pre-tax savings of approximately $1.7 million over the next 10 years.”
Founder and Chairman of the Board George Duncan commented, “Our March quarter represents our 102nd consecutive profitable quarter. We have increased our dividend rate each year since we began paying dividends in 1992. This stability in earnings and our track record of growth through both good and bad times have allowed us to continue to be a constant driving force in the market, which we believe helps foster our success. We have an unwavering commitment to help drive our regional economy by assisting businesses, professional practices, and non-profits with the resources they need to grow their enterprise and to support our communities by making them better places to live and work.”

Results of Operations
The Company's 2015 growth contributed to increases in net interest income and non-interest expenses in the first quarter of 2015, as compared to the same period in 2014. Net income in the first quarter of 2015 was also impacted by an increase in net gains on sales of investment securities, a higher loan loss provision, and the expenses related to the redemption of the Trust Preferred Securities as compared to the 2014 period.

Net interest income for the three months ended March 31, 2015 amounted to $18.4 million, an increase of $1.5 million, or 9%, compared to the same period in 2014. This increase in net interest income was due primarily to loan growth, partially offset by a decrease in tax equivalent net interest margin (“margin”). Average loan balances (including loans held for sale) increased $148.4 million for the three months ended March 31, 2015, compared to the same 2014 period average. Margin was 3.95% for the quarter ended March 31, 2015, which is down from the quarterly margins of 4.01% for December 31, 2014, and 4.02% for March 31, 2014.

For the quarters ended March 31, 2015 and 2014, the provision for loan losses amounted to $625 thousand and $200 thousand, respectively. Loan growth for the three months ended March 31, 2015 was $9.5 million compared to

$23.5 million during the three months ended March 31, 2014. Total non-performing loans as a percentage of total loans declined to 1.07% at March 31, 2015, compared to 1.10% at March 31, 2014. The balance of the allowance for loan losses allocated to impaired loans amounted to $2.7 million at March 31, 2015, compared to $3.3 million at March 31, 2014. For the three months ended March 31, 2015, the Company recorded net recoveries of $57 thousand compared to $995 thousand in net charge-offs for the same period ended March 31, 2014. The majority of these 2014 charge-offs were previously allocated specific reserves on commercial relationships which contributed to the lower provision for loan losses in 2014. During the first quarter of 2015, the Company recorded additional specific reserves on impaired commercial relationships of approximately $560 thousand which contributed to the higher 2015 provision for loan losses. The allowance for loan losses to total loans ratio was 1.65% at March 31, 2015, 1.62% at December 31, 2014, and 1.69% at March 31, 2014.
Non-interest income for the three months ended March 31, 2015 amounted to $4.0 million, an increase of $554 thousand, or 16%, compared to the same period in 2014. The increase in non-interest income for the quarter resulted primarily from increases in net gains on sales of investment securities. Also in the current quarter, miscellaneous other income was primarily impacted by a net loss on the Company's Capital Trust subsidiary due to the write-off of debt issuance costs related to the Trust Preferred Securities, partially offset by gains on sales of other real estate owned.

Non-interest expense for the quarter ended March 31, 2015 amounted to $16.2 million, an increase of $1.4 million, or 9%, compared to the same period in the prior year. Increased expenses over the prior year period related to salaries and benefits, occupancy, technology, and advertising and public relations were due primarily to the Company's strategic growth initiatives. The current quarter also included increased miscellaneous other expenses due to the prepayment fees associated with the redemption of the Trust Preferred Securities.

Key Financial Highlights

▪	Total assets amounted to $2.07 billion at March 31, 2015, as compared to $2.02 billion at December 31, 2014, an increase of $46.5 million, or 2%.

▪	Total loans amounted to $1.68 billion at March 31, 2015, compared to $1.67 billion at December 31, 2014, an increase of $9.5 million, or 1%, since December 31, 2014.

▪
Total deposits, excluding brokered deposits, were $1.75 billion at March 31, 2015, as compared to $1.68 billion at December 31, 2014, an increase of $62.6 million, or 4%. Brokered deposits were $119.4 million at March 31, 2015 and $85.2 million at December 31, 2014.

▪
Investment assets under management amounted to $707.8 million at March 31, 2015, as compared to $674.6 million at December 31, 2014, an increase of $33.2 million, or 5%. The increase is attributable primarily to asset growth from new business.

▪	Total assets under management amounted to $2.84 billion at March 31, 2015, compared to $2.76 billion at December 31, 2014, an increase of $81.1 million, or 3%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The Company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, and deposit and cash management services. The Company also offers investment advisory and wealth management, trust, and insurance services. The Company's headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 22 full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire towns of Derry, Hudson, Nashua, Pelham and Salem.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by reference to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “plan,” and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition. For more information about these factors, please see our reports filed with or furnished to the Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	March 31, 2015	December 31, 2014	March 31, 2014
Assets
Cash and cash equivalents:
Cash and due from banks	$55,314	$30,044	$39,428
Interest-earning deposits	35,846	10,102	7,873
Total cash and cash equivalents	91,160	40,146	47,301
Investment securities at fair value	240,068	245,065	209,154
Federal Home Loan Bank stock	4,239	3,357	4,324
Loans held for sale	1,125	2,371	1,385
Loans, less allowance for loan losses of $27,803 at March 31, 2015, $27,121 at December 31, 2014, and $26,172 at March 31, 2014	1,654,317	1,645,483	1,521,397
Premises and equipment	30,070	30,370	29,597
Accrued interest receivable	7,001	6,733	6,388
Deferred income taxes, net	12,368	12,852	13,555
Bank-owned life insurance	16,415	16,315	16,010
Prepaid income taxes	—	770	—
Prepaid expenses and other assets	6,311	13,110	10,478
Goodwill	5,656	5,656	5,656
Total assets	$2,068,730	$2,022,228	$1,865,245
Liabilities and Stockholders’ Equity
Liabilities
Deposits	$1,865,294	$1,768,546	$1,678,566
Borrowed funds	900	58,900	7,484
Subordinated debt	14,810	10,825	10,825
Accrued expenses and other liabilities	15,322	16,441	11,649
Income taxes payable	632	—	787
Accrued interest payable	284	566	263
Total liabilities	1,897,242	1,855,278	1,709,574
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 10,323,539 shares issued and outstanding at March 31, 2015 (including 148,490 shares of unvested participating restricted awards), 10,207,943 shares issued and outstanding at December 31, 2014 (including 157,694 shares of unvested participating restricted awards), and 10,117,376 shares issued and outstanding at March 31, 2014 (including 161,316 shares of unvested participating restricted awards)	103	102	101
Additional paid-in capital	58,529	57,130	54,339
Retained earnings	108,292	105,951	98,458
Accumulated other comprehensive income	4,564	3,767	2,773
Total stockholders’ equity	171,488	166,950	155,671
Total liabilities and stockholders’ equity	$2,068,730	$2,022,228	$1,865,245

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended March 31
(Dollars in thousands, except per share data)	2015	2014
Interest and dividend income:
Loans and loans held for sale	$18,574	$17,176
Investment securities	1,225	1,022
Other interest-earning assets	32	33
Total interest and dividend income	19,831	18,231
Interest expense:
Deposits	992	1,001
Borrowed funds	21	22
Subordinated debt	372	294
Total interest expense	1,385	1,317
Net interest income	18,446	16,914
Provision for loan losses	625	200
Net interest income after provision for loan losses	17,821	16,714
Non-interest income:
Investment advisory fees	1,177	1,104
Deposit and interchange fees	1,154	1,198
Income on bank-owned life insurance, net	100	108
Net gains on sales of investment securities	900	488
Gains on sales of loans	156	73
Other income	546	508
Total non-interest income	4,033	3,479
Non-interest expense:
Salaries and employee benefits	9,581	9,074
Occupancy and equipment expenses	1,960	1,696
Technology and telecommunications expenses	1,417	1,262
Advertising and public relations expenses	730	586
Audit, legal and other professional fees	359	349
Deposit insurance premiums	293	265
Supplies and postage expenses	258	264
Investment advisory and custodial expenses	46	138
Other operating expenses	1,566	1,191
Total non-interest expense	16,210	14,825
Income before income taxes	5,644	5,368
Provision for income taxes	2,024	1,862
Net income	$3,620	$3,506

Basic earnings per share	$0.35	$0.35
Diluted earnings per share	$0.35	$0.35

Basic weighted average common shares outstanding	10,243,044	10,030,111
Diluted weighted average common shares outstanding	10,310,474	10,119,266

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

(Dollars in thousands, except per share data)	At or for the three months ended March 31, 2015	At or for the year ended December 31, 2014	At or for the three months ended March 31, 2014

BALANCE SHEET AND OTHER DATA
Total assets	$2,068,730	$2,022,228	$1,865,245
Loans serviced for others	65,553	64,122	69,665
Investment assets under management	707,789	674,604	675,258
Total assets under management	$2,842,072	$2,760,954	$2,610,168

Book value per share	$16.61	$16.35	$15.39
Dividends paid per common share	$0.125	$0.480	$0.120
Total capital to risk weighted assets*	11.68%	11.27%	11.39%
Tier 1 capital to risk weighted assets*	9.47%	9.93%	10.04%
Tier 1 capital to average assets*	7.96%	8.41%	8.58%
Common equity tier 1 capital to risk weighted assets*	9.47%	N/A	N/A
Allowance for loan losses to total loans	1.65%	1.62%	1.69%
Non-performing assets	$18,149	$17,997	$17,152
Non-performing assets to total assets	0.88%	0.89%	0.92%

INCOME STATEMENT DATA (annualized)
Return on average total assets	0.72%	0.76%	0.77%
Return on average stockholders’ equity	8.67%	9.20%	9.28%
Net interest margin (tax equivalent)	3.95%	4.02%	4.02%

* Capital ratios for March 31, 2015 are estimated based on the recently implemented Basel III regulatory capital framework.